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TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of December 4, 2017 (the “Effective Date”), is made and entered into by and between Soleno Therapeutics, Inc., a Delaware corporation (“Soleno”), Capnia, Inc. (“Capnia”) and OptAsia Healthcare, Ltd., a Hong Kong company (“OAHL”).

WHEREAS, Soleno and OAHL entered into a Joint Venture Agreement (the “JV Agreement”), dated as of December 4, 2017, pursuant to which OAHL has agreed to make quarterly investments in Capnia, and the First Closing (as defined in the JV Agreement) has occurred on the Effective Date;
WHEREAS, Soleno has prior to the Effective Date funded certain operating expenses of Capnia, which Capnia desires to reimburse on the Effective Date in the amounts set forth herein; and
WHEREAS, in furtherance of the transactions contemplated by the JV Agreement, Soleno shall provide to or procure for Capnia certain transition services following the closing of the JV Agreement, which fees shall be reimbursed by Capnia, upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, and agreements that are to be made and performed by the parties hereto and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:
1.Services.
1.1    Provision of Services.
(a)    Soleno agrees to provide the services (the “Services”) set forth on Exhibit A to Capnia until the earlier of (i) the Third Closing Date (as defined in the JV Agreement) or (ii) the date on which this Agreement is terminated by either party upon 30 prior days written notice. The payment amounts set forth on Exhibit A, and any currency references among the parties shall be set forth in United States dollars unless expressly stated otherwise.
1.2    The consent of both Soleno and OAHL shall be required in order to amend Exhibit A to add any services to be provided by Soleno under this Agreement, or to bind Capnia to any long term commitments that would extend beyond the Third Closing Date. Any such additional Services or long term commitments approved by Soleno and OAHL shall constitute Services under this Agreement and shall be subject in all respect to the provisions of this Agreement as of the date such amendment to Exhibit A is approved by both Soleno and OAHL.
1.3    Standard of Service.

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(a)    Soleno shall provide each Service in compliance with applicable Law, as provided in this Agreement and as described in Exhibit A, and in a manner generally consistent with, and with an equivalent standard of care, as Soleno historically provided to the CoSense Business during the 12-month period before the First Closing Date.
(b)    Soleno shall assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set out in Section 1.3(a).
1.4    Services Management.
(a)    The parties shall reasonably cooperate to facilitate the efficient delivery of Services under this Agreement. If requested by a party, each party shall designate one person to act as its lead representative (provided that in the case of the Company, OAHL shall have the exclusive right to designate the person who shall act hereunder as the lead representative of the Company) to:
(i)    represent, act for, and bind such party in all matters arising under this Agreement;
(ii)    regularly meet or confer with the other party to discuss the Services and confirm that each party is satisfied with their delivery; and
(iii)    address any problems that may arise related to the Services.
(b)    OAHL and the Company shall cooperate with Soleno and provide Soleno with such information regarding the Company and such assistance in each case as Soleno shall reasonably require to provide the Services, including:
(i)    Soleno and the Company agree that the Company shall have the exclusive use of 4,085 sq ft of the facility at 1235 Radio Rd, Suite 110 at a monthly payment of $8,171.
(ii)    the Company shall provide to Soleno reasonable access to the books, records, personnel, assets, and systems reasonably necessary for the performance of the Services.
(iii)    OAHL and the Company shall each comply with the reasonable security policies and procedures (including but not limited to reasonable IT security safeguards) that Soleno has in place or may establish to protect Soleno’s assets, systems, and data.
(c)    Soleno shall cooperate with OAHL and the Company in providing the Services, including:
(i)    when on the property of the Company, Soleno shall comply with all policies and procedures of the Company as OAHL may designate concerning health, safety, and security which are made known to Soleno in advance in writing

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(ii)    When given access to the Company’s software or network, Soleno shall comply with the reasonable IT security policies and procedures of the Company as OAHL may designate to protect the Company’s systems and data
(iii)    When given access to the Company’s or OAHL’s books, records, personnel, or assets, Soleno shall comply with the reasonable confidentiality and security procedures of the Company as OAHL may designate.
1.5     Responsibility for Wages and Employee Costs.
So long as any employees of Soleno are providing Services to the Company:
(a)    such employees will remain employees of Soleno and shall not be deemed to be employees of the Company for any purpose; and
(b)    Soleno shall be solely responsible for the payment and provision of all wages, bonuses, commissions, employee benefits, and the withholding and payment of all applicable taxes relating to such employees.
2.    Compensation.
2.1    As consideration for provision of the Services, Capnia shall pay Soleno the fees for the Services as specified on Exhibit A. Any fees (other than Recurring Fees (as defined below)) owed under this Agreement shall be paid within five business days following receipt by Capnia of an invoice from Soleno for the month in which such expenses or fees have previously been incurred; provided, however, that certain specified recurring expenses such as rent (designated on Exhibit A as “Recurring Expenses”) shall be invoiced by Soleno within three days of incurring such expenses and paid by Capnia within five business days of receipt of such invoice by Capnia; provided, however, that Capnia shall only reimburse Soleno for the Recurring Expenses only for so long as Soleno is providing these services to Capnia.
2.2    On the Effective Date Capnia shall pay the following amounts to Soleno in cash in immediately available funds:
(a)    a lump-sum amount equal to US$50,000 in partial reimbursement for expenses Soleno incurred in operating Capnia during the period beginning September 21, 2017 and ending on October 21, 2017; and
(b)    a lump-sum amount equal to the sum of the costs set forth on Exhibit A for the period beginning on November 4, 2017 and ending on the Effective Date.
2.3    Invoice Disputes. Any disputes under this Agreement or for any Services provided hereunder shall be resolved in accordance with Section 9.11 of the JV Agreement; provided, however, that the fee amounts set forth in Section 2.2(a) and (b) shall not be subject to any dispute between the parties absent manifest error.

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3.    Termination.
3.1    Master Agreement. This is a master agreement and shall be construed as a separate and independent agreement for each Service provided under this Agreement. Any termination of this Agreement with respect to any individual Service shall not terminate this Agreement with respect to any other Service then being provided under this Agreement.
3.2    Termination of Services.
(a)    The parties may terminate any one or more of the Services at any time by mutual written agreement.
(b)    OAHL may terminate any one or more of the Services, in whole but not in part, on 30 days’ written notice to Soleno.
(c)    Soleno may terminate any one or more of the Services, in whole but not in part on 30 days’ written notice to OAHL.
4.    Confidentiality.
4.1    Confidential Information.
(a)    Except as provided below, all data and information, in any form, that is disclosed by a party (the “Disclosing Party”) under this Agreement, including information relating to or received from third parties and all personally identifiable information (“PII”) (such as social security numbers, dates of birth, and other similar information that can be used to identify or locate an individual) are deemed confidential (“Confidential Information”). A party receiving Confidential Information (the “Receiving Party”) shall not use such information for any purpose other than for which it was disclosed and, except as otherwise permitted by this Agreement, shall not disclose to third parties any Confidential Information for a period of two years from the termination or expiration of this Agreement, except for PII which shall remain confidential.
(b)    Notwithstanding Section 4.1(a), and except with respect to PII, the term Confidential Information will not include information that the Receiving Party can demonstrate:
(i)    was known to the Receiving Party without an obligation of confidentiality prior to disclosure by the Disclosing Party;
(ii)    entered the public domain through no fault of the Receiving Party;
(iii)    was disclosed to the Receiving Party by a third party who had the right to make the disclosure; or
(iv)    was developed by the Receiving Party without the use of or reference to Confidential Information.

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(c)    Notwithstanding Section 4.1(a), Confidential Information may be disclosed:
(i)    by the Receiving Party to its Affiliates, partners, members, controlling persons, directors, officers, employees, agents, auditors, legal counsel, consultants and financial advisors (collectively, “Agents”), provided that such Agents agree to comply with this Article IV prior to the disclosure of any Confidential Information and the Receiving Party ensures that such Agents comply with this Article IV; and
(ii)    by the Receiving Party as required by any court or legislative or administrative body (including by oral question, interrogatory, request for production, subpoena, and civil investigation demand), provided that, if reasonably possible and if not prohibited by applicable law, the Receiving Party shall provide the Disclosing Party with prompt notice of such legal requirement to afford the Disclosing Party an opportunity to seek an appropriate protective order.
(d)    If at any time any party determines that another party has disclosed Confidential Information in violation of this Agreement, that any unauthorized Agent of another party has accessed Confidential Information, or that another party or any of its Agents has engaged in activities that may lead to the unauthorized access to, use of, or disclosure of such party’s Confidential Information, such party may immediately terminate any such Agent’s access to the Confidential Information and notify the other party. In addition, any party shall have the right to deny personnel of another party access to such party’s Confidential Information on notice to the other party if such party reasonably believes that any such Agent poses a security concern. The parties shall cooperate with each other in investigating any apparent unauthorized access to or use of such party’s Confidential Information.
(e)    Upon demand by the Disclosing Party at any time, including upon expiration or termination of this Agreement with respect to any Service, the Receiving Party shall promptly return or destroy, at the Disclosing Party’s option, any Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.
5.    Miscellaneous.
5.1    Entire Agreement. This Agreement, the Purchase Agreement and the Supply Agreement (including any documents referred to herein or therein) constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
5.2    Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

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5.3    Relationship of Parties. In providing the Services, Soleno is acting as and shall be considered an independent contractor. Unless otherwise expressly set out in this Agreement (including in Exhibit A), no party has the authority to, and neither party shall, contract any obligations of any kind in the name of or chargeable against the other without such other party’s prior written consent. The parties acknowledge that this Agreement does not create a fiduciary relationship, partnership, joint venture, or other relationship of trust or agency between the parties.
5.4    Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.
5.5    Governing law. The internal Law, without regard to conflicts of laws principles, of the State of California shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

5.6    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party against whom the waiver is to be effective nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

5.7    Severability. Any term or provision of this Agreement that is held invalid or unenforceable by a court of competent jurisdiction or other Governmental Authority in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective office thereunder duly authorized.

CAPNIA, INC.
/s/ Anish Bhatnagar
By: Anish Bhatnagar
Its: CEO

SOLENO THERAPEUTICS, INC.
/s/ Anish Bhatnagar
By: Anish Bhatnagar
Its: CEO
OPTASIA HEALTHCARE LIMITED

/s/ Anthony Wu
By: Anthony Wu
Its: Director

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EXHIBIT A
Services Exhibits

Shared Service Contract or Agreement	Service Provider Name	Current Monthly Average Billing (approximate)	Responsibility of new Company (Capnia will pay Soleno on Monthly basis)

Human Resources services	Mary Anne Daniels	$1,500.00	$750.00
Information Technology	Moyo Group (aka Kaliotek)	$3,500.00	$1,750.00
Internet and VOIP	WilLine	$1,350.00	$0.00
Internet and VOIP	Comcast	$1,500.00	$750.00
Product Liability Insurance	Medmarc	$2,400.00	$1,200.00
ADP Payroll Services, including 401k administration	ADP	$1,000.00	$500.00
Printers	2 Vendors	$700.00	$350.00
Office space facility lease, Radio Road Suite 110 *	KW Redwood Shores	$27,156.85	$8,171.00
EU Authorized Representative	MDI Europa	$100.00	$100.00
EU/CE Mark Notified Body	LNE-Gmed	$1,500.00	$750.00
Off site storage	Public Storage	$400.00	$0.00
Monthly total		$41,106.85	$14,321.00

Other Cross Charges
Accounting and Office Management (cross charge, Capnia to pay Soleno)			$4,400.00
Office Supplies and Kitchen Supplies (cross charge, Capnia to pay Soleno)			$317.50
Monthly total*			$4,717.50

Total Monthly Payment by Capnia to Soleno for these services….. *			$19,038.50

Other
Service Contract or Agreement	Service Provider Name	Current Monthly Average Billing (approximate)	Responsibility of new Company (Capnia will pay Soleno on Monthly basis)
Office space facility lease, Radio Road Suite 250 (subleased to third party)	KW Redwood Shores	Not applicable	Not applicable
Office space facility lease, Twin Dolphin (subleased to third party)	Realty Associates Fund and Silicon Valley Finance Group	Not applicable	Not applicable
Employee Salary	Capnia/Soleno	$80,404.00	full amount
Payroll related (Employee Health Insurance paid by Capnia, employment taxes, other; approx = salary X 0.18)	Capnia/Soleno (Sequoia is benefits provider)	$14,472.72	full amount
Trade show booth storage	Legacy	$150.00	full amount
Trademark	Morrison Foerster	Variable	Variable
Patents	Cooley	Variable	Variable
Patent annuity and maintenance fees	CPA Global	Variable	Variable
Website, domain names	various	Variable	Variable
Corporate Liability Insurance	Lloyd's	Not applicable	Not applicable
Workers Compensation Insurance	Hartford	Not applicable	Not applicable
Directors and Officers Liability	Old Republic	Not applicable	Not applicable
Middle East Sales Consultant	Pavan Behl	$4,000.00	full amount
Software development and validation services	Harman Industries (aka "Symphony")	$5,000.00	full amount

* Recurring Expense